Exhibit 10.5

Redfin Corporation Amended & Restated Employment Offer Letter

June 27, 2017

Bridget Frey

C/O Redfin Corporation

1099 Stewart St., Suite 600

Seattle, WA 98101

Dear Bridget:

This letter agreement amends and restates the employment offer letter entered into between you and Redfin Corporation (“Redfin”), dated May 31, 2011 (the “Prior Agreement”).

We are pleased to have you continue to work in the full time position with our organization as our Chief Technology Officer in Seattle, Washington.

Your title, assignment, compensation, and the nature of your responsibilities may change from time to time at Redfin’s discretion. You will also be expected to comply with Redfin’s rules, policies and procedures, which may be modified from time to time. The terms of your employment are detailed below.

COMPENSATION: Your gross salary annualized over one year will be $250,000, subject to appropriate tax withholdings and deductions, and payable in accordance with Redfin’s normal payroll cycle. You are classified as an exempt employee and your salary is intended to compensate you for all hours worked. Increases are based on your and Redfin’s performance and are not guaranteed. This is a full-time position.

EXECUTIVE BONUS PLAN: Subject to the terms and conditions of Redfin’s Executive Bonus Plan, you may be eligible to earn an annual bonus based on Redfin’s satisfaction of a minimum revenue target and achievement of certain performance metrics pre-established by the Compensation Committee of Redfin’s Board of Directors. The Executive Bonus Plan is subject to change as further described therein.

STOCK OPTIONS: Redfin acknowledges that it has previously issued equity awards to you under Redfin’s 2004 Equity Incentive Plan. Nothing in this letter agreement will amend or affect the terms of such awards.

AT-WILL EMPLOYMENT: The employment relationship between you and Redfin is and will continue to be at-will. This means that the employment relationship is for no specific term and may be terminated by either you or Redfin at any time for any or no reason, with or without advance notice. This letter and the Employee Assignment, Arbitration and Confidentiality Agreement (“Proprietary Information Agreement”) supersede the Prior Agreement and any previous arrangements, both oral and written, expressed or implied, regarding the nature of your employment with Redfin. The at-will employment relationship cannot be changed or modified orally, and may only be modified by a formal written employment contract signed by you and the CEO of Redfin, expressly modifying the at-will employment relationship.

BENEFITS & OTHER REDFIN POLICIES: During your employment, you may be eligible for employee benefits consistent with Redfin’s practices and in accordance with the terms of applicable benefit plans as they currently exist and subject to any future modifications in Redfin’s discretion. You agree to follow Redfin’s rules and policies. Please understand that Redfin reserves the right to modify, supplement, and discontinue all policies, rules, benefit plans and programs at any time and in its sole discretion.

PROPRIETARY INFORMATION AGREEMENT: The protection of confidential and proprietary information relating to Redfin’s business and operations is and will continue to be of central importance to Redfin. For this reason, your prior agreement to the terms and conditions set forth in the Proprietary Information Agreement, previously executed by you, will remain in effect.

Withholdings: All forms of compensation paid to you as an employee of Redfin will be less all applicable withholdings.

Sincerely,

REDFIN CORPORATION

ACCEPTED:

/s/ Bridget Frey	6/27/17
Bridget Frey	Date